UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Brilliant Earth Group, Inc.
(Name of Registrant as Specified in its Charter)

Not applicable.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

This Amendment No. 1 to the definitive proxy statement of Brilliant Earth Group, Inc. (the “Company”, “we,” “our” or “us”) filed with Securities and Exchange Commission (the “SEC”) on April 28, 2025 (the “Original Proxy Statement”) is filed for the sole purpose of including Inline eXtensible Business Reporting Language, or Inline XBRL, data tagging of the disclosure relating to the Company’s Insider Trading Compliance Policy and the Company’s Equity Award Timing Policies and Practices in the Original Proxy Statement, which disclosure is repeated below but not otherwise revised. The Inline XBRL data tagging was inadvertently omitted from the Original Proxy Statement due to a processing error.

INSIDER TRADING COMPLIANCE POLICY
Our Board has adopted an Insider Trading Compliance Policy governing the purchase, sale and other dispositions of the Company’s securities by officers, directors and employees of the Company and other covered persons and which the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. In addition, with regard to any trading by the Company in its own securities, it is the Company’s policy to comply with the federal securities laws and applicable exchange listing requirements. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 13, 2025.

EQUITY AWARD TIMING POLICIES AND PRACTICES
We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Board of Directors or Compensation Committee before granting an equity award, the Board of Directors or Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

We have not granted stock options or similar option-like instruments to our service providers since 2021. Accordingly, during fiscal year 2024, we did not grant stock options or similar option‐like instruments to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.